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                                                                   EXHIBIT 12

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

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Years Ended December 31,                                        1995        1994        1993        1992        1991
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
Earnings:
  Income before cumulative effect of change
    in accounting principle..............................   $ 21,344    $183,171    $188,494    $194,958    $168,613
  Add income taxes (excluding cumulative effect
    of change in accounting principle)...................      2,943      82,427      99,906      68,623      54,844
                                                            --------    --------    --------    --------    --------
       Income before income taxes........................     24,287     265,598     288,400     263,581     223,457
  Distributed income from unconsolidated investees,
    less equity in earnings thereof......................      1,501         560       2,960      (1,707)     (2,131)
                                                            --------    --------    --------    --------    --------
       Subtotal..........................................     25,788     266,158     291,360     261,874     221,326
                                                            --------    --------    --------    --------    --------

  Add fixed charges:
    Interest on long-term debt, including amortization
      of debt discount and expense less premium..........     95,823      88,788      85,265      93,594      96,528
    Other interest expense...............................     14,732       7,992       4,995       7,170      14,727
    Portion of rentals deemed to be representative
      of the interest factor.............................      9,565       8,486       8,378       7,822       7,460
    Fixed charges associated with 50% projects
      with debt..........................................      1,388          -           -           -           -
                                                            --------    --------    --------    --------    --------
TOTAL FIXED CHARGES......................................    121,508     105,266      98,638     108,586     118,715
                                                            --------    --------    --------    --------    --------
TOTAL EARNINGS...........................................   $147,296    $371,424    $389,998    $370,460    $340,041
                                                            ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES.......................       1.21        3.53        3.95        3.41        2.86
                                                            ========    ========    ========    ========    ========
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